Exhibit 4.46

[Translation of Chinese Original]

Intellectual Property Transfer Agreement

This Intellectual Property Transfer Agreement (hereinafter referred to as “this Agreement”) is entered into on August 13, 2008, in Beijing, by and between:

Novel-Tongfang Information Engineering Co., Ltd. (hereinafter referred to as “the Transferer”), a liability limited company established and validly existed under the laws of the People’s Republic of China, with its domicile address at 1st Floor, Building A, Incubation Center, Shishan Software Scientific and Technological Park, Nanhai, Foshan; and

Beijing Super TV Co., Ltd. (hereinafter referred to as “the Transferee”), a liability limited company established and validly existed under the laws of the People’s Republic of China, with its domicile address at 4th Floor, Building B, Jing-Meng Hi-Tech Mansion, No. 5, Shangdi East Road, Haidian District, Beijing;

For the purpose of this Agreement, both parties are hereinafter individually referred to as a “Party” and collectively referred to as the “Parties”.

Whereas,

1.	The Transferer has the patent rights and patent application rights listed in Attachment 1 (hereinafter referred to as “the Proposed Intellectual Property”);

2.
The Transferer is willing to transfer the Proposed Intellectual Property to the Transferee by the way agreed in this Agreement, and the Transferee agrees to accept such patent rights and patent application rights by the way agreed in this Agreement;

Now therefore in consideration of the premises and of the mutual agreements and covenants herein contained through consultation, the Parties agree as follows:

1.	Transfer of Patent Rights

1.1
For the purpose of this Agreement, the Proposed Intellectual Property refers to the patent rights and patent application rights owned by the Transferer and contained in Attachment 1, and all and any right and interest in connection with the proprietary right of the Proposed Intellectual Property.

1.2
The proprietary right of the Proposed Intellectual Property, and all and any right and interest in connection therewith or derived therefrom shall, as of the date this Agreement becomes effective as determined in Article 8 hereof, be owned by the Transferee, unless otherwise stipulated by relevant Chinese laws or provided for in this Agreement.

1.3	The Transferee shall not assume any liabilities of the Transferer in connection with the Proposed Intellectual Property.

1.4
Transfer price. The transfer price of the Proposed Intellectual Property is RMB21,195,500 (RMB TWENTY ONE MILLION ONE HUNDRED NINETY FIVE THOUSAND AND FIVE HUNDRED ONLY); in which the transfer price of the intellectual property related to the digital watermark technology is RMB13,282,500 and that of image tracing technology is RMB7,913,000.

1.5	Payment of the transfer price. The Transferee shall, within 5 days upon this Agreement’s coming into force, pay the transfer price in full to the bank account specified by the Transferer.

1.6
The Transferer shall to its best assist the Transferee to obtain the relevant approvals, filings, registrations or notices required in transferring patent rights or patent application rights as stipulated by relevant laws and regulations. The expenses incurred by relevant formalities shall be assumed by the Transferer and the Transferee respectively as stipulated by relevant laws and regulations. In absence of laws and regulations in this regard, such expenses shall be evenly assumed by the Transferer and the Transferee.

2.	Obligations of the Parties

2.1	Obligations of the Transferer

1)	The Transferer shall forthwith and completely transfer the patent rights and patent application rights set forth in Article 1 hereof;

2)	The Transferer shall be obliged to keep confidentiality of the relevant trade secrets of the Transferee known to the Transferer for the purpose of the execution and performance of this Agreement; and

3)	The Transferer shall assist the Transferee to go through the formalities of registration for reference as stipulated in Article 1.6 hereof.

2.2	Obligations of the Transferee

1)	The Transferee shall pay the transfer price to the Transferer as agreed in this Agreement; and

2)	The Transferee shall be obliged to keep confidentiality of the relevant trade secrets of the Transferer known to the Transferee for the purpose of the execution and performance of this Agreement.

3.	Representations and Warranties

3.1	Representations and Warranties of the Transferer on the Proposed Intellectual Property

3.1.1
The Transferer is a company incorporated within Chinese territory under its laws, having all certificates, licenses and qualifications for launching the business conducted currently by the end of the execution date of this Agreement, conducting business and operating within the scope specified by its business license.

3.1.2
The Transferer has the complete and exclusive proprietary right and disposal right on the Proposed Intellectual Property owned by the Transferer and contained in Attachment 1 hereto by the end of the transfer date; the Proposed Intellectual Property is free from such any security interest as mortgage, pledge, and lien, without any fact to be disclosed or any significant defect in respect of legality by the end of the transfer date.

3.1.3
For the purpose of the execution and performance of this Agreement, the Transferer has obtained all and any necessary internal authorization, all and any approvals of third parties, and all and any approvals and filings from relevant governmental departments.

3.1.4
The performance of relevant obligations by the Transferer based on this Agreement shall not currently or in the future: (1) be in violation of any provisions of the existing laws, regulations, rules and normative documents of the People's Republic of China; (2) be in violation of the provisions set forth in its Articles of Association; and (3) cause any agreement to which the Transferer is a party or by which any property or assets of the Transferer is bound being violated.

3.1.5	This Agreement shall be legal and effective, and have the binding force upon the Transferer once it is effective, and its obligations shall be enforceable on the terms of this Agreement.

3.1.6
The Transferer is free from any adverse influence, delay, limitation or encumbrance that is causing to or might cause to the performance of Transferer’s obligations under this Agreement, or any pending, or threatened or probably faced proceedings, claims, lawsuit, arbitration, administrative procedures or other legal proceedings.

3.1.7
All records, documentations and materials provided by the Transferer to the Transferee under this Agreement are authentic and complete, faithfully reflecting the current status of all Proposed Intellectual Property as of the transfer date.

3.1.8	The Proposed Intellectual Property contained in Attachment 1 will not cause any liability (including but not limited to contingent liability) that is not defined in this Agreement to the Transferee.

3.1.9
As of the closing date, the Transferer is free from insolvency or disability to pay due liabilities, free from any unimplemented administrative order or court order, and the Transferer has not submitted any application for liquidation, and has not appointed a custodian for all or partial assets of the Transferer.

3.1.10	The accounting materials and financial information (if any) provided by the Transferer to the Transferee are authentic and reliable, without any false or misleading representation.

3.1.11	The Transferer and its senior management have not involved any lawsuit, arbitration or any other issues that might cause legal liabilities in respect of the Proposed Intellectual Property.

3.1.12
As from the transfer date, all Proposed Intellectual Property contained in Attachment 1 shall be owned by the Transferee, except those require the approval, registration and record for reference by the relevant governmental departments as otherwise stipulated by Chinese laws.

3.1.13
In respect of the issues discussed in this Agreement, the Transferer has obtained all and any written consent and approval from all and any third party, including but not limited to creditors and relevant Chinese governmental departments.

3.1.14	All representations and warranties made by the Transferer herein are authentic, complete and accurate.

3.2	Representations and Warranties of the Transferee

3.2.1	The Transferee is a limited liability company legally incorporated and validly existed under Chinese laws.

3.2.2
The performance of relevant obligations by the Transferee based on this Agreement shall not currently or in the future: (1) be in violation of any provisions of the existing laws, regulations, rules and normative documents of the People's Republic of China; (2) be in violation of the provisions set forth in its Articles of Association; and (3) cause any agreement to which the Transferee is a party or by which any property or assets of the Transferee is bound being violated.

3.2.3	This Agreement shall be legal and effective, and have the binding force upon the Transferee once it is effective, and its obligations shall be enforceable on the terms of this Agreement.

3.2.4	All representations and warranties made by the Transferee herein are authentic, complete and accurate.

4.	Termination, Breach Liability and Indemnity

4.1
Any party who violates its obligations under this Agreement (“Breaching Party”), the other party (“Non-Breaching Party”) may serve a written notice requiring the Breaching Party to correct its breach. The Breaching Party shall within 30 days upon the receipt of such notice cease its breach, and shall indemnify all losses suffered by the Non-Breaching Party therefrom; where the Breaching Party continues to violates its obligation after 30 days upon the receipt of such notice, the Non-Breaching Party may have the right to terminate this Agreement unilaterally, and may concurrently require the Breaching Party to indemnify its all losses suffered therefrom.

4.2
Any tolerance, grace or suspension in exercising any rights stipulated by laws or agreed in this Agreement of the Non-Breaching Party to any breach of the Breaching Party shall not be deemed as a waiver of Non-Breaching Party’s rights.

4.3
The Transferer shall indemnify, contest, and hold the Transferee harmless from all and any claim of right, indemnity, liability, expenditure and expense, including but not limited to reasonable attorney fees, ought to be assumed by the Transferee, its senior employees, managers, directors, shareholders, members, representatives, agents and employees, in the lawsuits or legal proceedings between the indemnifier and the indemnified, or the indemnified and any other third party resulted from any dispute over the patent rights and assets under this Agreement or any lawsuits lodged by the third party for the same due to the violation of any statuary or agreed warranty, representation or other agreement by the Transferer.

4.4	Article 4 hereof shall survive upon the termination of this Agreement.

5.	Disclaimer

The non-performing party shall not assume the breaching liabilities in case that a party (“Non-Performing Party”) is unable or partially unable to perform its obligations under this Agreement due to any force majeure (including earthquake, typhoon, flood, fire, war and governmental actions).

6.	Amendment and Alteration

Any amendment to or alteration of this Agreement and its attachments shall not be effective until agreed by the Parties in written agreement.

7.	Attachment

The attachment hereto is an integral formal part of this Agreement, and shall have the same binding force.

8.	Commencement

This Agreement shall be effective as of the execution date.

9.	Applicable Laws

The execution, validity, interpretation, performance and settlement of dispute of this Agreement shall be governed by the laws of the People’s Republic of China.

10.	Settlement of Dispute

Any dispute arising from or in connection with this Agreement shall be settled by the Parties through friendly consultation. If fails, any party may submit such dispute to China International Economic and Trade Arbitration Commission for the settlement in accordance with the effective arbitration rules by then. The arbitration location is Beijing and the language used in arbitration is Chinese. The arbitration decision is final, having binding force upon the Parties.

11.	Severability

In event that any clause under this Agreement is declared as invalid or cannot be compulsorily enforced due to the discrepancy between such clause and relevant laws, such clause shall be deemed as invalid within the applicable scope of laws and shall not affect the legal force of other clauses hereof.

12.	Further Warranty

In order to complete the transfer of the Proposed Intellectual Property agreed in this Agreement, the Transferer shall take appropriate actions, execute and deliver instruments and documents, and shall complete any other reasonable and necessary actions required by the performance of this Agreement.

13.	Notice

Unless the addresses below are changed by written notices, the notices under this Agreement shall be delivered by dedicated person or sent by facsimile or registered mail to the following addresses or numbers. If notice is sent by registered mail, the acceptance date on the receipt of registered mail shall be the delivery date; if notice is delivered or sent by dedicated person or facsimile, the delivery date shall be the next day after the delivering or sending; if notice is sent by facsimile, the original notice shall be sent by registered mail or dedicated person to:

Transferer: Novel-Tongfang Information Engineering Co., Ltd.

Address: 1st Floor, Building A, Incubation Center, Shishan Software Scientific and Technological Park, Nanhai, Foshan

Contact:

Tel:

Fax:

Transferee: Beijing Super TV Co., Ltd.

Address: 4th Floor, Building B, Jing-Meng Hi-Tech Mansion, Shangdi East Road, Haidian District, Beijing

Contact:

Tel:

Fax:

In case of any change of such information of a party to this Agreement as address, contact, telephone number, or facsimile number, such party shall, five (5) working days in advance, inform the other party of such change in writing.

14.	Miscellaneous

14.1	The Parties may execute supplementary agreement in writing.

14.2	This Agreement is executed in duplicate, with each of equally binding force, and the Parties shall each keep one original.

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(No text in this page. This page is a signature page for the execution of the Intellectual Property Transfer Agreement by and between Novel-Tongfang Information Engineering Co., Ltd. and Beijing Super TV Co., Ltd.)

Transferer:

Novel-Tongfang Information Engineering Co., Ltd.
(Seal)
Authorized Representative (Signature): /s/ Hua Guo

Transferee:

Beijing Super TV Co., Ltd.
(Seal)
Authorized Representative (Signature): /s/ Jianhua Zhu

Attachment 1

List of the Proposed Intellectual Property

S/N	Technology Category	Category	Application No.	Name
1		Invention	200710175267.4	Digital fingerprint embedding method, digital video distribution system and its method
2	Digital Watermark Technology	Invention	200710175268.9	Digital fingerprint embedding method, digital video distribution system and its method
3		Invention	200810083635.7	A dynamic traitor tracing method and system
4		Invention	200810083636.1	Pirate tracing method and system
5	Image Tracing	Invention	200610165160.7	Mouse-type remote device
6	Technology	Utility Model	200620167470.8	Mouse-type remote device